Exhibit 99.1

Investor Relations:	February 10, 2016 - Southern Copper Corporation (NYSE and BVL: SCCO)

Raul Jacob (602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

•             Even though the prices of the Company main products decreased significantly, Southern Copper has managed to mitigate this downward trend by increasing volume sales of copper (+12.3%), zinc (+10.3%) and reducing unitary costs. During 2015, the Company positioned itself as the lowest cash cost producer worldwide. Simultaneously, Southern Copper has maintained a sound capital structure and a strong balance sheet.

•             Year 2015 (“Y2015”) net sales were $5,045.9 million, 12.8% lower than 2014 net sales of $5,787.7 million due to lower metal prices. Of the $741.8 million contraction in sales, $1,384 million were due to lower metal prices partially offset by a $688 million positive impact due to higher production volume coming mainly from our Buenavista mine expansions.

• EBITDA(i) in 2015 was $1,944.8 million, 28.7% lower than the $2,728.3 million in 2014. The margin decreased from 47.1% to 38.5%.

•             Y2015 net income was $736.4 million (14.6% of net sales), 44.8% lower than 2014 net income of $1,333.0 million (23.0% of net sales). This decrease was mainly due to lower metal prices.

•             Annual copper production in 2015 was 742,993 tons, an increase of 9.8% from the 676,599 tons produced in 2014. This allowed the Company to increase last year’s copper sales volume by 12.3%. The additional copper units have a very low cost per pound, improving the overall Company cash cost and competitiveness.

•             For 2016, the Company expects to increase its copper production to 903,300 tons (+21.6%) with the full production from Buenavista´s SX-EW III plant and new concentrator, already in operation. In 2015-16 Southern Copper will increase its copper production by 225,000 tons.

•             Copper mine production increased 12.4% in 4Q15 to 206,400 tons from 183,612 tons in 4Q14, mainly as a result of higher production at the Buenavista mine, which increased production by 23,150 tons (34.4%). Smelted and refined production increased by 31.8% and 15.7%, respectively, when comparing the 4Q15 to same period of 2014.

•             By-product production: Molybdenum production increased by 5.0% to 5,993 tons in 4Q15 from 5,710 tons in 4Q14 due to higher production at the Cuajone mine (+10.3%), Toquepala mine (+6.9%) and La Caridad (+3.0%).  Mined silver production increased by 4.7% in 4Q15 compared with 4Q14 mainly due to higher production at the Buenavista mine. Refined zinc production was 29,089 tons in the 4Q15, 7.8% higher than 4Q14 production.

•             For 2016, we will have more by-product production for zinc and silver. Zinc production will increase by 41% while the silver one by 21%.

•             Operating cash cost(ii) per pound of copper before by-products credits was $1.66 in 2015, a reduction of 11.8% when compared to the $1.89 per pound in 2014. Operating cash cost per pound, net of by-product credits, was $1.12 in 2015, an increase of 4.6% compared to $1.07 in 2014 mainly due to lower prices of all our by-products.

•             Capital investments in 2015, including the $100.4 million for El Pilar acquisition, were $1,250.0 million, 18.3% lower than in 2014, and represented 169.7% of net income. The Buenavista expansion program is completed.  For 2016, the Board of Directors approved a capital investment program of $1,577.8 million to do the final payments of the Buenavista projects, the Tia Maria project and to initiate the construction of a new concentrator in Toquepala, with an annual production capacity of 100,000 tons of copper and 3,100 tons of molybdenum. With these projects we are continuing our investment program to increase copper production capacity by 90% from our 2013 production level of 617,000 tons to 1.2 million tons.

•             Southern Copper has a very strong balance sheet position and a relaxed payment schedule of its investment grade debt. We have no significant principal payments due until 2035. So during this low price environment we are making our company much more cost competitive while maintaining a very solid financial condition. Consequently, Southern Copper is very well positioned to take advantage of the current market conditions.

•             Peru Labor Negotiations: We have been conducting negotiations with our Peruvian labor unions whose collective bargaining agreements expired in late 2015. Through January 2016, we signed three-year agreements with the five unions which include, among other things, annual salary increases of 5% for each of the three years.

•             Dividends: On January 28, 2016, the Board of Directors authorized a dividend of $0.03 per share payable on March 1, 2016, to shareholders of record at the close of business on February 16, 2016.

Commenting on the Company’s results and outlook, Mr. German Larrea, Chairman of the Board, said “We are pleased to note that our $3.5 billion expansion program at our Buenavista operation is being completed under budget, meeting our forecasted production goals and operating costs. As of December of 2015, we have spent almost 90% of the capital budget of the Buenavista expansion. Last September we started commercial operations at this unit and we expect to have it operating at full capacity by the second quarter of this year. We are confident that the positive results from our investment program, as well as our prudent financial policies, are enhancing our cost competitiveness with great benefit to all our stakeholders.”

	Fourth Quarter					Twelve Months
	2015	2014	Variance			2015	2014	Variance
			$	%				$	%
	(in millions except per share amounts and %s)
Sales	$1,254.6	$1,471.3	$(216.7)	(14.7)%		$5,045.9	$5,787.7	$(741.8)	(12.8)%
Cost of sales	870.2	752.9	117.3	15.6%		2,927.6	2.840.5	87.1	3.1%
Operating income	187.4	525.6	(338.2)	(64.3)%		1,414.4	2,232.7	(818.3)	(36.7)%
Environmental remediation	21.5	43.8	(22.3)	(50.9)%		45.0	91.4	(46.4)	(50.8)%
EBITDA(1)	330.1	664.0	(333.9)	(50.3)%		1,944.8	2,728.3	(783.5)	(28.7)%
EBITDA margin	26.3%	45.1%	(18.8)%	(41.7	)pp	38.5%	47.1%	(8.6)%	(18.3	)pp
Net income	$60.8	$348.0	$(287.2)	(82.5)%		$736.4	$1,333.0	$(596.6)	(44.8)%
Net income margin	4.8%	23.7%	(18.9)%	(79.7	)pp	14.6%	23.0%	(8.4)%	(36.6	)pp
Income per share	$0.08	$0.43	$(0.35)	(81.4)%		$0.93	$1.61	$(0.68)	(42.2)%
Capital investments	$303.7	$422.3	$(118.6)	(28.1)%		$1,149.6	$1,529.8	$(380.2)	(24.9)%
Acquisition of El Pilar	—	—	—	—		$100.4	—	$100.4	100.0%

(1)  http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx

Capital Investments

Mexican Projects

Buenavista Projects: Of the $3.5 billion of this investment program, the Company has already invested $3.0 billion.  Excluding the Quebalix project and some infrastructure facilities, all the other facilities of this program are currently operating and we are expecting to produce 460,000 tons of copper in 2016 and 500,000 tons in 2017. The Buenavista program is being finish under budget and with not foreseen execution risk.

Mine Expansion: to date we have received sixty-one 400-ton capacity trucks, seven shovels and eight drills required for the mine expansion; with an investment of $510.9 million. All these assets are currently in operation.

The new Copper-Molybdenum Concentrator has an annual production capacity of 188,000 tons of copper and 2,600 tons of molybdenum. The project will also produce 2.3 million ounces of silver and 21,000 ounces of gold per year. The new concentrator is in its ramping-up phase with 5 out of the 6 mills already in operation and the other one in commissioning process. In September 2015, we obtained the first copper concentrate lot and the plant is now running at 90% capacity. Due to the promising initial results, it is expected to gradually increase production until the plant reaches full capacity by the 2Q16. The project has a 99% progress with an investment of $1,162 million out of the approved capital budget of $1,384 million.

SX-EW III Plant: In July the Mexican authorities approved the initiation of activities in the Tinajas 1 leaching pad. This will allow the Company to achieve the designed annual production capacity of low cost 120,000 tons of copper cathodes by the first quarter of 2016. As of December 31, 2015, we have invested $526.4 million in this project.

Crushing, Conveying and Spreading System for Leachable Ore (Quebalix IV): This project’s main objective is to reduce processing time as well as mining and hauling costs. It will also increase production by improving SX-EW copper recovery. It has a crushing and conveying capacity of 80 million tons per year and is expected to be completed by the 2Q16. As of December 31, 2015, the project has an 87% progress with an investment of $209 million out of the approved capital budget of $340 million.

The remaining projects to complete the $3.5 billion budgeted program include important investments in infrastructure (power lines and substations, water supply, tailings dam, mine equipment shops, internal roads, etc.).

Peruvian Projects

Toquepala Projects:  Through December 31, 2015, we have invested $392.0 million in Toquepala projects. On April 14, 2015 the construction permit for the Toquepala expansion project was approved, allowing us to continue its development. We had previously received the approval of the Environmental Impact Assessment confirming that our project complies with the highest environmental standards of the Peruvian authorities, which corroborates our position as a sustainable company. Once in operation, the Toquepala expansion will increase annual production capacity by 100,000 tons of copper to 235,000 tons in 2018, and will also increase molybdenum production by 3,100 tons at an estimated capital cost of $1.2 billion. This investment is estimated to generate 2,200 jobs during the construction phase and 300 additional jobs once finished, which will add to current 1,500 permanent employees at Toquepala. The project is expected to be completed by the 1Q18.

The project to improve the Toquepala crushing process with the installation of a High Pressure Grinding Roll (HPGR) system is moving forward. The main objective is to ensure that the concentrator will operate at its maximum capacity of 60,000 tons per day, even with an increase of the ore material hardness index. Additionally, recoveries will be improved with a better ore crushing. During the 4Q15, we initiated the project engineering and the procurement process.

Meanwhile, we will start the planning process for the dismantling of certain structures to provide adequate plant space. The budget for this project is $40 million and we have invested $5.5 million as of December 31, 2015. It is expected to be completed by the 4Q17.

Cuajone Projects: The In-Pit Crushing and Conveyor (IPCC) Project consists of installing a primary crusher at the Cuajone mine pit with a conveyor system for moving the ore to the concentrator. The project aims to optimize the hauling process by replacing rail haulage, thereby reducing operating and maintenance costs as well as the environmental impact of the Cuajone mine. The crusher will have a processing capacity of 43.8 million tons per year. We are completing the detailed engineering. The main components, including the crusher and the overland belt, have been acquired and we have started the preparation of the land and civil works. As of December 31, 2015, we have invested $80.1 million in this project out of the approved capital budget of $165.5 million. The project is expected to be completed by the first quarter of 2017.

Tia Maria project: While we have received approval of Tia Maria´s Environmental Impact Assessment, the issuance of the project´s construction permit has been delayed by the Peruvian authorities due to certain pressures from anti-mining groups. The Peruvian government has recommended a dialogue roundtable for the resolution of these differences.

The Company has established a multi-faceted encounter plan to explain the merits of the Tia Maria project. A national media campaign was launched in May and, after it, the Company has conducted a door-to-door campaign in the neighboring district of Cocachacra. This campaign had the purpose of explaining the relevant environmental topics of the project that concerned the local community, as the anti-mining groups had wrongfully confused the community with respect to the project’s water source and consumption, as well as to the alleged emissions into the atmosphere.

Tia Maria, when completed, will represent an investment of approximately $1.4 billion to produce 120,000 tons of copper cathodes per year. This project will use state of the art SX-EW technology with the highest international environmental standards. SX-EW facilities are the most environmentally friendly in the industry due to their technical process and consequently, no emissions into the atmosphere are released. The project will only use seawater which will be transported more than 25 kilometers to an elevation of 1,000 meters above sea level, constructing a desalinization plant at a cost of $95 million. In this manner, the Company guarantees that the Tambo river water resources and the water resources from the wells of the areas will be used solely for farming and human consumption, as it has been done until today.

We expect the project to generate 3,500 jobs during the construction phase. When in operation, Tia Maria will directly employ 600 workers and indirectly another 2,000. Through its expected twenty-year life, the project related services will create significant business opportunities in the Arequipa region. Tia Maria has complied with all existing requirements and regulations and therefore the Company trusts that it will soon receive from government authorities the construction licenses and permits required in order to begin construction of this project

Conference Call

The Company’s fourth quarter and twelve months earnings conference call will be held on Tuesday, February 16, 2016, beginning at 11:30 AM — EST (11:30 AM Lima and 10:30 AM Mexico City time).

To participate:

Dial-in number:    888-771-4371 in the U.S.

847-585-4405 outside the U.S.

Raul Jacob, SCC Vice President of Finance & CFO

Conference ID:    41816356 and “Southern Copper Corporation Fourth Quarter 2015 Earnings Results”

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2015	2.64	2.66	8.41	0.94	16.70	1,219.22
2Q 2015	2.75	2.77	7.45	1.00	16.38	1,192.82
3Q 2015	2.38	2.40	5.75	0.84	14.87	1,124.01
4Q 2015	2.22	2.20	4.75	0.73	14.75	1,104.40
Average 2015	2.50	2.51	6.59	0.88	15.68	1,160.11

1Q 2014	3.19	3.24	9.93	0.92	20.46	1,293.95
2Q 2014	3.08	3.10	13.45	0.94	19.62	1,288.54
3Q 2014	3.17	3.16	12.62	1.05	19.63	1,281.92
4Q 2014	3.00	2.98	9.22	1.01	16.45	1,200.36
Average 2014	3.11	3.12	11.30	0.98	19.04	1,266.19

Variance: 4Q15 vs. 3Q15	(6.7)%	(8.3)%	(17.4)%	(13.1)%	(0.8)%	(1.7)%
Variance: 4Q15 vs. 4Q14	(26.0)%	(26.2)%	(48.5)%	(27.7)%	(10.3)%	(8.0)%
Variance: 2015 vs. 2014	(19.6)%	(19.6)%	(41.7)%	(10.2)%	(17.6)%	(8.4)%

Source:  Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide

Production and Sales

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	%	2015	2014	%
Copper (tons)
Mined	206,400	183,612	12.4%	742,993	676,599	9.8%
3rd party concentrate	15,500	4	—%	26,067	5,993	335.0%
Total production	221,900	183,616	20.9%	769,060	682,592	12.7%
Smelted	163,432	124,024	31.8%	597,945	561,939	6.4%
Refined and Rod	209,811	184,634	13.6%	806,048	735,610	9.6%
Sales	208,467	180,249	15.7%	737,457	656,803	12.3%

Molybdenum (tons)
Mined	5,993	5,710	5.0%	23,347	23,120	1.0%
Sales	6,047	5,798	4.3%	23,205	23,150	0.2%

Zinc (tons)
Mined	16,434	15,980	2.8%	61,905	66,614	(7.1)%
Refined	29,089	26,984	7.8%	100,576	92,133	9.2%
Sales	27,893	26,596	4.9%	100,769	91,387	10.3%

Silver (000s ounces)
Mined	3,559	3,400	4.7%	13,288	12,992	2.3%
Refined	3,877	3,648	6.3%	13,638	13,348	2.2%
Sales	4,269	4,088	4.4%	14,477	14,551	(0.5)%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	VAR %	2015	2014	VAR %
	(in millions, except per share amounts)

Net sales:	$1,254.6	$1,471.3	(14.7)%	$5,045.9	$5,787.7	(12.8)%
Operating cost and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	870.2	752.9	15.6%	2,927.6	2,840.5	3.1%
Selling, general and administrative	26.0	27.2	(4.4)%	99.4	103.4	(3.9)%
Depreciation, amortization and depletion	136.8	104.5	30.9%	510.7	445.0	14.8%
Exploration	12.7	17.3	(26.6)%	48.8	74.7	(34.7)%
Environmental remediation	21.5	43.8	(50.9)%	45.0	91.4	(50.8)%
Total operating costs and expenses	1,067.2	945.7	12.8%	3,631.5	3,555.0	2.2%

Operating income	187.4	525.6	(64.3)%	1,414.4	2,232.7	(36.7)%

Interest expense, net of capitalized interest	(66.2)	(26.6)	148.9%	(210.8)	(138.6)	52.1%
Other income (expense)	(15.6)	(9.9)	57.6%	(25.3)	(40.8)	(38.0)%
Interest income	2.5	3.3	(24.2)%	10.9	15.3	(28.8)%
Income before income tax	108.1	492.4	(78.0)%	1,189.2	2,068.6	(42.5)%
Income taxes	53.4	149.2	(64.2)%	464.9	754.6	(38.4)%
Net income before equity earnings of affiliate	54.7	343.2	(84.1)%	724.3	1,314.0	(44.9)%
Equity earnings of affiliate	7.3	6.0	21.7%	16.8	23.9	(29.7)%
Net Income	62.0	349.2	(82.2)%	741.1	1,337.9	(44.6)%

Less: Net income attributable to non-controlling interest	1.2	1.2	—%	4.7	4.9	(4.1)%

Net Income attributable to SCC	$60.8	$348.0	(82.5)%	$736.4	$1,333.0	(44.8)%

Per common share amounts:
Net income attributable to SCC common shareholders — basic and diluted	$0.08	$0.43	(81.4)%	$0.93	$1.61	(42.2)%
Dividends paid	$0.04	$0.12	(66.7)%	$0.34	$0.46	(26.1)%

Weighted average shares outstanding (Basic and diluted)	782.1	816.6		794.7	828.2

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,	December 31,
	2015	2014
	(in million)
ASSETS
Current assets:
Cash and cash equivalents	$274.5	$364.0
Restricted cash	4.3	19.5
Short-term investments	603.5	338.6
Accounts receivable	551.2	621.9
Inventories	857.2	836.4
Other current assets	193.1	178.4
Total current assets	2,483.8	2,358.8

Property, net	8,042.7	7,436.4
Related parties receivable	111.2	161.2
Leachable material, net	752.3	512.7
Intangible assets, net	200.7	126.5
Deferred income tax	614.2	540.6
Other assets	322.3	257.7
Total assets	$12,527.2	$11,393.9

LIABILITIES
Current liabilities:
Current portion of long-term debt	$—	$200.0
Accounts payable	646.6	546.9
Income taxes	39.3	80.1
Accrued workers’ participation	124.9	198.0
Other accrued liabilities	105.9	112.6
Total current liabilities	916.7	1,137.6

Long-term debt	5,951.5	3,980.9
Deferred income taxes	171.3	266.0
Other liabilities	35.4	56.7
Asset retirement obligation	153.1	116.1
Total non-current liabilities	6,311.3	4,419.7

EQUITY
Stockholders’ equity:
Common stock	3,358.6	3,353.5
Treasury stock	(2,908.9)	(1,900.6)
Accumulated comprehensive income	4,813.2	4,351.6
Total stockholders’ equity	5,262.9	5,804.5
Non-controlling interest	36.3	32.1
Total equity	5,299.2	5,836.6

Total liabilities and equity	$12,527.2	$11,393.9

As of December 31, 2015 and December 31, 2014 there were 775.9 million and 812.6 million shares outstanding, respectively.

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(in millions)

OPERATING ACTIVITIES
Net income	$62.0	$349.2	$741.1	$1,337.9
Depreciation, amortization and depletion	136.8	104.5	510.7	445.0
Deferred income tax	(89.9)	(100.7)	(153.2)	(233.8)
Change in operating assets and liabilities	(54.0)	(81.3)	(209.8)	(131.7)
Other, net	7.8	(32.2)	(9.0)	(61.5)
Net cash provided by operating activities	62.7	239.5	879.8	1,355.9

INVESTING ACTIVITIES
Capital investments	(303.7)	(422.3)	(1,149.6)	(1,529.8)
Payment to acquire business, net of cash acquired	—	—	(100.4)	—
Sale (purchase) of short-term investment, net	278.7	(130.5)	(264.8)	(130.3)
Other, net	50.7	—	53.8	4.9
Net cash used in investing activities	25.7	(552.8)	(1,461.0)	(1,655.2)

FINANCING ACTIVITIES
Debt incurred (repaid)	—	—	1,779.8	—
Dividends paid	(31.4)	(98.0)	(271.2)	(381.0)
Distributions to non-controlling interest	—	(0.3)	(0.5)	(1.0)
SCC common shares buyback	(280.0)	(293.8)	(1,004.4)	(682.7)
Capitalization of debt issuance cost	(0.1)	—	(11.8)	—
Other	—	—	0.3	0.2
Net cash provided by (used in) financing activities	(311.5)	(392.1)	492.2	(1,064.5)

Effect of exchange rate changes on cash	(6.9)	35.2	(0.5)	55.1

Increase (decrease) in cash and cash equivalents	$(230.0)	$(670.2)	$(89.5)	$(1,308.7)

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.8% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.2% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 33 — PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

i  EBITDA is a common non-GAAP measure useful for our management as an indicator of Company’s ability to produce income from its operations. See reconciliation of EBITDA to GAAP net earnings in our 2015 Form 10-K.

ii  Operating cash cost is a non-GAAP measure useful as a management tool to track our performance and better allocate our resources. It is also useful to readers of the financial statements for analysis and comparability purposes. See reconciliation of operating cash cost to GAAP cost of sales on our website http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx.